UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2010

WE SAVE HOMES, INC.
 (Exact name of registrant as specified in its charter)
Nevada	000-52996	24-4238285
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

2300 East Katella Ave., Suite 300Anaheim, CA 92806
 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (714) 263-2053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2010, David R. Wells (“Mr. Wells”) was appointed Chief Financial Officer of the Company.  Pursuant to the terms of his employment agreement (the “Agreement”), Mr. Wells will be employed as the Chief Financial Officer of the Company for a period of one (1) year.  Mr. Wells will be compensated at with a salary of two hundred forty thousand U.S. Dollars ($240,00.00) per year, plus any eligible performance bonuses, subject to pro-rata reduction based on amount of time dedicated to the Company.  In addition, Mr. Wells will be issued six hundred thousand (600,000) restricted shares of the Company common stock (the “Shares”), the Shares vest quarterly over the term of his Agreement.

Mr. Wells possesses over 20 years experience in finance, operations and administrative positions. While mainly focused on technology companies, he has also worked in supply-chain management, manufacturing and the professional services industry.  Mr. Wells is the founder and President of DRW Consulting, Inc., a consulting firm specializing in the complex needs of growing public companies. Currently Mr. Wells holds executive positions with two other publicly traded companies and provides services through DRW Consulting, Inc.

Prior to founding DRW Consulting, Inc., Mr. Wells was the CFO of Voyant International Corporation, a small cap company in the technology industry. He has also served in senior management positions at PowerHouse Technologies Group, Inc. (now Migo Software, Inc.), Insurance Services of America, Broadstream, Inc. and the Hollywood Stock Exchange.  Mr. Wells has extensive experience working with auditors and regulatory agencies to rapidly address non-conforming situations and assisting companies who desire to increase their internal controls. Mr. Wells earned a BA in Finance and Entrepreneurship from the Seattle Pacific University, and holds an MBA from Pepperdine University.

To the extent that any information called for in Item 404(a) of Regulation S-K is required pursuant to these appointments, no such information exists.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                             WE SAVE HOMES, INC.
                                                                                                                    (Company)

/s/Robert Schaefers
   By: Robert Schaeffers
   Its: President
   Date: July 8, 2010